Phillips 66 Reports Third-Quarter Earnings of $712 Million (Adjusted Earnings of $1.4 Billion)

Exhibit 99.1

Phillips 66 Reports Third-Quarter Earnings of $712 Million
or $1.58 Per Share
Adjusted earnings of $1.4 billion or $3.11 per share

Highlights

•	Generated $1.7 billion of operating cash flow

•	Returned $841 million to shareholders through dividends and share repurchases

•	Initiated line fill on Gray Oak Pipeline; progressing Red Oak and Liberty pipelines

•	Started up Lake Charles isomerization unit

•	Operated at 97% utilization in Refining

•	Delivered 97% O&P utilization in Chemicals

•	Announced new $3 billion share repurchase program

HOUSTON, Oct. 25, 2019 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces third-quarter 2019 earnings of $712 million, compared with $1.4 billion in the second quarter of 2019. Excluding special items of $690 million in the third quarter, primarily impairments related to the company's investment in DCP Midstream, LLC, adjusted earnings were $1.4 billion, compared with second-quarter adjusted earnings of $1.4 billion.

“We continued to successfully execute our strategy and delivered another quarter of solid financial results,” said Greg Garland, chairman and CEO of Phillips 66. “We operated safely and reliably and captured favorable margins in our Refining and Marketing businesses. Midstream's transportation and NGL businesses reported record pre-tax income, while we continued to progress Midstream's portfolio of growth projects. The Lake Charles isomerization unit reached full production, and line fill started on the Gray Oak Pipeline. CPChem operated well and contributed to our strong operating cash flow.”

“During the quarter, we returned $841 million to shareholders through dividends and share repurchases. As part of our ongoing commitment to return capital to our shareholders, we announced a new $3 billion share repurchase program. Since 2012, we have returned approximately $25 billion to shareholders through dividends and share repurchases and exchanges and have reduced our initial shares outstanding by one-third.”

“We look forward to providing an update on our strategy and how we are positioned to deliver superior returns to shareholders at our upcoming investor day in New York on Nov. 6.”

Phillips 66 Reports Third-Quarter Earnings of $712 Million (Adjusted Earnings of $1.4 Billion)

Midstream

	Millions of Dollars
	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income
	Q3 2019	Q2 2019	Q3 2019	Q2 2019
Transportation	$248	245	248	245
NGL and Other	169	143	169	143
DCP Midstream	(877)	35	23	35
Midstream	$(460)	423	440	423

Midstream had a third-quarter pre-tax loss of $460 million, compared with pre-tax income of $423 million in the second quarter of 2019. Midstream results in the third quarter included $900 million of impairments related to Phillips 66’s equity investment in DCP Midstream, LLC (DCP Midstream).

Transportation third-quarter adjusted pre-tax income of $248 million was $3 million higher than the second quarter, primarily due to higher pipeline volumes.

NGL and Other adjusted pre-tax income for the third quarter was $169 million, a $26 million increase from the second quarter. The improvement was mainly due to butane and propane trading activity.

The company’s equity investment in DCP Midstream generated adjusted pre-tax income of $23 million in the third quarter, compared with $35 million in the second quarter. The decrease primarily reflects lower hedging results.

Chemicals

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2019	Q2 2019	Q3 2019	Q2 2019
Olefins and Polyolefins	$209	260	251	260
Specialties, Aromatics and Styrenics	36	34	36	34
Other	(18)	(19)	(18)	(19)
Chemicals	$227	275	269	275

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals’ third-quarter pre-tax income was $227 million, compared with $275 million in the second quarter. Chemicals results in the third quarter included a $42 million reduction to equity earnings from a lower-of-cost-or-market inventory adjustment.

CPChem’s Olefins and Polyolefins (O&P) business contributed $251 million of adjusted pre-tax income in the third quarter of 2019, compared with $260 million in the second quarter. The $9 million decrease mainly reflects lower margins, partially offset by higher sales volumes. Global O&P utilization was 97% in the third quarter.

CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed third-quarter 2019 adjusted pre-tax income of $36 million, in line with the prior quarter.

Phillips 66 Reports Third-Quarter Earnings of $712 Million (Adjusted Earnings of $1.4 Billion)

Refining

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2019	Q2 2019	Q3 2019	Q2 2019
Refining	$856	983	839	983

Refining third-quarter pre-tax income was $856 million, compared with $983 million in the second quarter of 2019. Refining results in the third quarter included a $17 million favorable adjustment related to a prior year asset disposition.

Refining adjusted pre-tax income was $839 million in the third quarter of 2019, compared with $983 million in the second quarter of 2019. The decrease is mainly due to higher turnaround costs, as well as lower realized margins, primarily reflecting weaker gasoline crack spreads in the Central Corridor.

Phillips 66's worldwide crude utilization rate was 97%. Pre-tax turnaround costs for the third quarter were $120 million, compared with second-quarter costs of $67 million. Clean product yield was 84% in the third quarter.

Marketing and Specialties

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q3 2019	Q2 2019	Q3 2019	Q2 2019
Marketing and Other	$440	294	440	294
Specialties	58	59	58	59
Marketing and Specialties	$498	353	498	353

Marketing and Specialties (M&S) third-quarter pre-tax income was $498 million, compared with $353 million in the second quarter of 2019.

Adjusted pre-tax income for Marketing and Other was $440 million in the third quarter of 2019, an increase of $146 million from the second quarter of 2019. The increase was primarily due to higher margins, driven by favorable market conditions. Refined product exports in the third quarter were 220,000 barrels per day (BPD).

Specialties generated third-quarter adjusted pre-tax income of $58 million, in line with the prior quarter.

Phillips 66 Reports Third-Quarter Earnings of $712 Million (Adjusted Earnings of $1.4 Billion)

Corporate and Other

	Millions of Dollars
	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q3 2019	Q2 2019	Q3 2019	Q2 2019
Corporate and Other	$(178)	(205)	(178)	(205)

Corporate and Other third-quarter pre-tax costs were $178 million, compared with pre-tax costs of $205 million in the second quarter of 2019.

The $27 million decrease in Corporate and Other adjusted pre-tax costs in the third quarter was due to lower environmental expenses and higher capitalized interest.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $1.7 billion in cash from operations during the third quarter, including $518 million of cash distributions from equity affiliates. Excluding working capital impacts, operating cash flow was $1.8 billion. Phillips 66 Partners (PSXP) issued $900 million of unsecured notes and repaid its $400 million term loan in the quarter. On Oct. 15, 2019, PSXP repaid an additional $300 million of outstanding debt.

Capital expenditures and investments in the third quarter were $867 million. Phillips 66 funded $439 million of share repurchases and $402 million of dividends in the quarter. The company ended the quarter with 444 million shares outstanding.

As of Sept. 30, 2019, cash and cash equivalents were $2.3 billion, and consolidated debt was $11.9 billion, including $3.8 billion at PSXP. The company’s consolidated debt-to-capital ratio was 31% and its net debt-to-capital ratio was 26%. Excluding PSXP, the debt-to-capital ratio was 25% and the net debt-to-capital ratio was 21%.

Strategic Update

In Midstream, Phillips 66 Partners is constructing the 900,000 BPD Gray Oak Pipeline, which is anticipated to begin initial service in the fourth quarter of 2019. The pipeline will provide crude oil transportation from the Permian and Eagle Ford to Texas Gulf Coast destinations that include Corpus Christi, the Sweeny area, including the company's Sweeny Refinery, as well as access to the Houston market. Phillips 66 Partners has a 42.25% ownership in the pipeline.

The Gray Oak Pipeline will connect to multiple terminals in Corpus Christi, including the South Texas Gateway Terminal currently being constructed by Buckeye Partners, L.P. The marine export terminal will have two deepwater docks, with storage capacity of over 7 million barrels and up to 800,000 BPD of throughput capacity. Phillips 66 Partners owns a 25% interest in the terminal, which is expected to start up by mid-2020.

Phillips 66 is expanding the Sweeny Hub with the addition of three fractionators, each with capacity of 150,000 BPD. Fracs 2 and 3 are anticipated to start up in the fourth quarter of 2020. Frac 4 is expected to be completed in the second quarter of 2021. The new fractionators are supported by long-term customer commitments. Upon completion of Frac 4, the Sweeny Hub will have 550,000 BPD of fractionation capacity.

Phillips 66 Reports Third-Quarter Earnings of $712 Million (Adjusted Earnings of $1.4 Billion)

Also at the Sweeny Hub, Phillips 66 Partners is adding 6 million barrels of storage capacity at Clemens Caverns. Upon completion in the fourth quarter of 2020, Clemens Caverns will have 15 million barrels of storage capacity. Phillips 66 Partners is also constructing the C2G Pipeline, a 16 inch ethane pipeline that will connect Clemens Caverns to petrochemical facilities in Gregory, Texas, near Corpus Christi. The project is backed by long-term commitments and is expected to be completed in mid-2021.

The company continues to expand capacity at its Beaumont Terminal, adding 2.2 million barrels of crude oil storage. Upon completion in the first quarter of 2020, the terminal will have 16.8 million barrels of total crude and product storage capacity.

Phillips 66 is progressing the Liberty Pipeline, which will provide crude oil transportation from the Rockies and Bakken production areas to Cushing, Oklahoma. Liberty is supported by long-term shipper commitments, and initial service is expected in the first half of 2021. Phillips 66 owns a 50% interest in Liberty and will construct and operate the pipeline.

The company is also advancing the Red Oak Pipeline system, which will provide crude oil transportation from Cushing and the Permian Basin to multiple destinations along the Texas Gulf Coast, including Corpus Christi, Ingleside, Houston and Beaumont. Red Oak is supported by long-term shipper commitments, and initial service is expected in the first half of 2021. Our joint venture partner will construct and Phillips 66 will operate the pipeline. Phillips 66 owns a 50% interest in the venture.

DCP Midstream’s O’Connor 2 plant was placed in service in the quarter, adding 200 million cubic feet per day of gas processing capacity in the DJ Basin. In the Permian, DCP Midstream has a 25% interest in the Gulf Coast Express Pipeline, which transports approximately 2 billion cubic feet per day of natural gas to Gulf Coast markets. The pipeline began commercial operations during the quarter.

In Chemicals, CPChem and Qatar Petroleum are jointly pursuing development of a petrochemical facility on the U.S. Gulf Coast that would add world-scale ethylene and derivative capacity to meet growing global demand. The U.S. Gulf Coast II Petrochemical Project is expected to include a 2 million metric tons per year ethylene cracker and two high-density polyethylene units, each with capacity of 1 million metric tons per year. CPChem would own 51% and have responsibility for the construction, operation and management of the facility. Final investment decision is expected no later than 2021, with targeted startup in 2024.

CPChem and Qatar Petroleum are pursuing the development, construction and operation of a petrochemicals complex in Qatar. The facility is expected to have a 1.9 million metric tons per year ethylene cracker and two high-density polyethylene derivative units with a combined capacity of 1.7 million metric tons per year. Pending final investment decision, the project is expected to start up in late 2025. CPChem will own a 30% share of the joint venture.

In Refining, Phillips 66 is upgrading the fluid catalytic cracking unit (FCC) at the Sweeny Refinery to increase production of higher-value petrochemical products and higher-octane gasoline. The project is anticipated to be completed in the second quarter of 2020.

In Marketing, the company continues its program to roll out updated signature image designs for Phillips 66, 76 and Conoco branded sites in the United States. During the quarter, 373 sites were reimaged. Since the program’s inception in 2015, approximately 3,700 sites have been reimaged.

The company will host an analyst and investor day in New York on Nov. 6, 2019, at 8:30 a.m. EST. A live webcast of the meeting will be available on the Phillips 66 Investors site. To access the webcast, go to www.phillips66.com/investors and click on “Events & Presentations.” A replay of the webcast and a transcript will be archived on the Investors site.

Phillips 66 Reports Third-Quarter Earnings of $712 Million (Adjusted Earnings of $1.4 Billion)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s third-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2019			2018
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$(460)	423	279	284	802
Chemicals	227	275	729	263	873
Refining	856	983	1,641	1,232	2,534
Marketing and Specialties	498	353	1,056	423	968
Corporate and Other	(178)	(205)	(593)	(227)	(650)
Pre-Tax Income	943	1,829	3,112	1,975	4,527
Less: Income tax expense	150	325	545	407	970
Less: Noncontrolling interests	81	80	227	76	202
Phillips 66	$712	1,424	2,340	1,492	3,355

Adjusted Earnings
	Millions of Dollars
	2019			2018
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$440	423	1,179	312	830
Chemicals	269	275	771	263	873
Refining	839	983	1,603	1,263	2,564
Marketing and Specialties	498	353	1,056	385	861
Corporate and Other	(178)	(205)	(593)	(223)	(662)
Pre-Tax Income	1,868	1,829	4,016	2,000	4,466
Less: Income tax expense	385	370	821	467	980
Less: Noncontrolling interests	81	80	227	77	196
Phillips 66	$1,402	1,379	2,968	1,456	3,290

Phillips 66 Reports Third-Quarter Earnings of $712 Million (Adjusted Earnings of $1.4 Billion)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,500 employees committed to safety and operating excellence. Phillips 66 had $59 billion of assets as of Sept. 30, 2019. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Brent Shaw (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	brent.d.shaw@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, as well as the ability of PSXP to successfully execute its growth plans; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings,” “adjusted earnings per share,” and “adjusted pre-tax income.” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period. This release also includes a “debt-to-capital ratio excluding PSXP.” This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Third-Quarter Earnings of $712 Million (Adjusted Earnings of $1.4 Billion)

	Millions of Dollars
	Except as Indicated
	2019			2018
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$712	1,424	2,340	1,492	3,355
Pre-tax adjustments:
Pending claims and settlements	—	—	(21)	21	21
Pension settlement expense	—	—	—	49	49
Impairments	853	—	853	—	—
Impairments by equity affiliates	47	—	47	—	—
Lower-of-cost-or-market inventory adjustments	42	—	42	—	—
Certain tax impacts	—	—	—	(45)	(115)
Asset dispositions	(17)	—	(17)	—	—
Tax impact of adjustments*	(235)	—	(231)	(6)	11
U.S. tax reform	—	—	—	(49)	(32)
Other tax impacts	—	(45)	(45)	(5)	(5)
Noncontrolling interests	—	—	—	(1)	6
Adjusted earnings	$1,402	1,379	2,968	1,456	3,290
Earnings per share of common stock (dollars)	$1.58	3.12	5.13	3.18	7.03
Adjusted earnings per share of common stock (dollars)†	$3.11	3.02	6.51	3.10	6.89

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income (Loss)	$(460)	423	279	284	802
Pre-tax adjustments:
Impairments	853	—	853	—	—
Pending claims and settlements	—	—	—	21	21
Pension settlement expense	—	—	—	7	7
Impairments by equity affiliates	47	—	47	—	—
Adjusted pre-tax income	$440	423	1,179	312	830
Chemicals Pre-Tax Income	$227	275	729	263	873
Pre-tax adjustments:
Lower-of-cost-or-market inventory adjustments	42	—	42	—	—
Adjusted pre-tax income	$269	275	771	263	873
Refining Pre-Tax Income	$856	983	1,641	1,232	2,534
Pre-tax adjustments:
Pending claims and settlements	—	—	(21)	—	—
Asset dispositions	(17)	—	(17)	—	—
Certain tax impacts	—	—	—	(1)	(2)
Pension settlement expense	—	—	—	32	32
Adjusted pre-tax income	$839	983	1,603	1,263	2,564

Phillips 66 Reports Third-Quarter Earnings of $712 Million (Adjusted Earnings of $1.4 Billion)

	Millions of Dollars
	Except as Indicated
	2019			2018
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Marketing and Specialties Pre-Tax Income	$498	353	1,056	423	968
Pre-tax adjustments:
Pension settlement expense	—	—	—	6	6
Certain tax impacts	—	—	—	(44)	(113)
Adjusted pre-tax income	$498	353	1,056	385	861
Corporate and Other Pre-Tax Loss	$(178)	(205)	(593)	(227)	(650)
Pre-tax adjustments:
Pension settlement expense	—	—	—	4	4
U.S. tax reform	—	—	—	—	(16)
Adjusted pre-tax loss	$(178)	(205)	(593)	(223)	(662)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

	Millions of Dollars
	Except as Indicated
	Sept. 30, 2019
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$11,925	3,815	8,110
Total Equity	27,092	2,201	24,891
Debt-to-Capital Ratio	31%		25%
Total Cash	$2,268	655	1,613
Net Debt-to-Capital Ratio	26%		21%
*PSXP’s third-party debt and Phillips 66’s noncontrolling interests attributable to PSXP.